Exhibit 3.37

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:05 PM 03/08/2006
FILED 02:49 PM 03/08/2006
SRV 060228282 – 4055547 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Interactive Data Management and Services LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Paragraph 1 is deleted in its entirety and replaced with the following:

“1. The name of the Company is Interactive Data Managed Solutions, LLC.”

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 28th day of February, 2006.

By:	/s/ Andrea H. Loew
Andrea H. Loew, Secretary